EXHIBIT 99.1

For additional information contact:
Michael Siemens, President
970-461-0071

For Immediate Release

A4S Security, Inc. Announces Second Quarter Results / Increase in Net Worth From IPO / Significant Product Enhancements

Loveland, CO – September 1, 2005 — A4S Security, Inc. (NASDAQ SC and ArcaEx: Common Stock – SWAT; Warrants — SWATW) (“A4S”), announced today results for the three and six months ended June 30, 2005, and an update on product development.

As previously announced, the Company’s initial public offering (“IPO”) was completed in July 2005, subsequent to the end of the quarter being reported on. The Company’s balance sheet has been positively impacted by the IPO. The Company’s cash position has increased on a net basis by over $6.0 million. Working capital has gone from a deficit of $(356,000) at June 30, 2005, to positive working capital of over $7.0 million following the IPO. Additionally, stockholders’ equity was reported at a deficit of $(3.3) million as of June 30, 2005 and following the IPO, and the corresponding conversion of debt into common stock as a result of the IPO, stockholders equity is now approximately a positive $ 7.0 million.

A4S has added a limited number of key sales, customer support and engineering development personnel to accelerate the Company’s product development and sales prospecting activities. Focusing on the mass transit opportunity, we currently have over 70 metropolitan public and private transit authorities that we are engaged in active sales communication with, at all levels, up to and including RFP \ RFQ discussions with several of these public and private transit authorities. Four authorities, that would represent significant customers if obtained, are currently evaluating product demonstration units we have installed in their public buses and light rail vehicles. Based upon our experience with our growing KCATA customer, as well as feedback and requests from prospective customers evaluating demonstration units, we continue to advance and complete product upgrades to incorporate more features and make our products more user friendly. We are also in advanced development \ testing of a new generation of product that will have a much smaller footprint and provide for a more stable operation in varying environmental and hostile situations.

During the last four months the Company has committed significant resources to this advancement of our full motion digital video product. We are in the process of finalizing the latest versions of this platform, which we expect to introduce, this year to our customer and potential customers undertaking evaluations. A4S remains committed to creating the most advanced technology solutions of their kind to enhance the security of all entities using our products at the same time as reducing their potential liabilities. We believe our patent pending technology is state of the art and should be attractive to governmental and quasi-governmental agencies due to the interoperability it offers between various government agencies.

A4S is aggressively working our engaged accounts to generate orders and revenues by expanding our prospective sales pipeline through direct contacts, continued customer referrals, attending major upcoming industry conferences and trade shows and exploring partnering opportunities.

As a public company, A4S intends to hold periodic investor conference calls with the first call to report the results for the quarter ending September 30, 2005.

The filing of the Company’s Form 10-QSB for the period ended June 30, 2005 is the first regular quarterly filing for A4S under the Securities Exchange Act of 1934. Net sales for the six months ended June 30, 2005 were $121,000, virtually unchanged from the 2004 level. Operating expenses, including, sales and marketing, research and development significantly increased in the six months ended June 30, 2005 over the 2004 period, as the Company accelerated its product development and sales and marketing efforts. Interest expense also increased to $335,000 in 2005 from $113,000 in the 2004 period, as a result of higher debt levels to fund the Company. Accordingly, the net loss increased to $1.4 million in the 2005 period ($9.55 per share) as compared to $514,000 ($5.90 per share) for the 2004 period. Net sales for the three months ended June 30, 2005 were $47,000, as compared to the $117,000 in the 2004 period. Operating expenses, including, sales and marketing, research and development significantly increased in the three months ended June 30, 2005 as compared to the 2004 period. Interest expense also increased to $217,000 in 2005 from $75,000 in the 2004 period. The net loss for the three months ended June 30, 2005 increased to $854,000 ($5.79 per share) as compared to $349,000 ($4.01 per share) for the 2004 period. Following is a summary of the results for the period as reported in the Company Form 10-QSB for the period ended June 30, 2005:

	Three Months Ended		Six Months Ended
	2005	2004	2005	2004
Net sales	$46,860	$117,278	$120,595	$121,851

Gross profit	12,296	39,555	33,272	34,524

Operating expenses:
Selling, general and
administrative	586,026	233,293	970,566	329,270
Research and development	65,645	80,048	137,762	105,414

Total operating expenses	651,671	313,341	1,108,328	434,684

Operating loss	(639,375)	(273,786)	(1,075,056)	(400,160)

Interest and other expense, net	214,265	75,277	333,040	113,382

Net loss	$(853,640)	$(349,063)	$(1,408,096)	$(513,542)

Basic and diluted net loss per share	$(5.79)	$(4.01)	$(9.55)	$(5.90)

Basic and diluted weighted
average number of shares outstanding	147,389	87,057	147,389	87,057

We expect our expenses to be substantially higher in the six months ending December 31, 2005 than the first six months of 2005 as a result of the completion of our IPO in July 2005 and our increased staffing and product development and marketing efforts implemented to increase sales.  Because of the uncertainty regarding various authorities purchasing decisions it is likely that a loss will be incurred for the six months ending December 31, 2005

About A4S Security, Inc. — ShiftWatch(R).

A4S Security, Inc. develops and markets the patent pending Shiftwatch(R) product line of mobile digital video surveillance solutions for public transportation, law enforcement and general security applications. The Company’s full motion, high-resolution video system utilizes our video streaming technology and GPS camera synchronization capabilities to provide agencies with data security and reliability. The Company’s open, standards based architecture facilitates interoperability, eases management of the growth of information and leverages customer investment in the future. For more information visit www.shiftwatch.com or call 888-825-0247.

This press release includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including achieving substantial increases in sales of the Company’s products, technological developments and adverse changes in market conditions. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company’s recent filings with the SEC.